UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant      √

Filed by a Party other than the Registrant          ⁫

Check the appropriate box:

⁫	Preliminary proxy statement.
⁫	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
√	Definitive Proxy Statement.
⁫	Definitive Additional Materials.
⁫	Soliciting Material Pursuant to §240.14a-12.

FUTUREFUEL CORP.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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8235 Forsyth Blvd. - 4th Floor
Clayton, Missouri 63105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 15, 2011

June 8, 2011

TO THE SHAREHOLDERS OF FUTUREFUEL CORP.

Notice is hereby given that the annual meeting of shareholders of FutureFuel Corp. will be held on Friday, July 15, 2011 at 8235 Forsyth, 4th Floor, Clayton, Missouri 63105 at 10:00 a.m. local time, for the following purposes:

(1)	to elect three directors: Lee E. Mikles, Thomas R. Evans, and Paul M. Manheim;

(2)	to ratify the appointment of RubinBrown LLP as our independent auditor for the year ending December 31, 2011;

(3)	to make an advisory vote on the compensation of our named executive officers;

(4)	to make an advisory vote on the frequency of an advisory vote on the compensation of our named executive officers; and

(5)	to transact such other business as may properly come before the meeting.

The record date for the determination of holders of our common stock entitled to notice of and to vote at the annual meeting of shareholders is June 1, 2011.  Only shareholders of record at the close of business on the record date will be entitled to vote at the annual meeting or any adjournment thereof.  It is important that your shares be represented at this meeting to help ensure the presence of a quorum.

By Order of the Board of Directors,
Douglas D. Hommert, Corporate Secretary

PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE,
WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT.  YOU MAY WITHDRAW YOUR
PROXY AT ANY TIME PRIOR TO THE MEETING, OR AT THE MEETING.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON JULY 15, 2011

This notice, the proxy statement attached to this notice, and our annual report to shareholders for the year ended December 31, 2010 are available free of charge on the “Investor Relations” page of our website at
http://ir.futurefuelcorporation.com/proxy.cfm.

8235 FORSYTH BLVD., 4TH FLOOR
CLAYTON, MISSOURI 63105

PROXY STATEMENT

This Proxy Statement contains information relating to the 2011 Annual Meeting of Shareholders of FutureFuel Corp. (the “Company”, “we”, “us,” or “our”).  Through this mailing, our board of directors is soliciting proxies for this annual meeting.  Our Annual Report for the year ended December 31, 2010 is also enclosed with this Proxy Statement, as are proxy cards.  These documents provide important information about our business, including audited financial statements.

Date, Time, and Place Information

Date, Time, and Place of the Meeting

The 2011 annual meeting of our shareholders will be held at our principal executive offices at 8235 Forsyth Blvd., 4th Floor, Clayton, Missouri 63105 on Friday, the 15th day of July, 2011 at 10:00 a.m., local time, subject to adjournments or postponements.

Approximate Date on Which this Proxy Statement Is First Sent to Security Holders

This Proxy Statement, the form of proxy included herein, and our Annual Report are first being sent or delivered to security holders on or around June 8, 2011.

Shareholder Proposals for the Next Annual Meeting

Any shareholder desiring to make a proposal to be acted upon at the 2012 annual meeting of our shareholders must present such proposal to us at our principal office set forth above by February 29, 2012 for the proposal to be considered for inclusion in our proxy statement for that annual meeting.

In addition to any other applicable requirements, for business properly to be brought before an annual meeting by a shareholder (including business not to be considered for inclusion in our proxy statement), our bylaws provide that the shareholder must have given timely notice thereof in proper written form to our corporate secretary.  To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal office not less than 30 days nor more than 60 days prior to the annual meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 20th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.  To be in proper written form, a shareholder’s notice to our corporate secretary must set forth in writing as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting; (ii) the name and address, as they appear on our books, of the shareholder proposing such business; (iii) the class and number of shares of our stock which are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in such business.

Shareholder nominations for director must comply with the notice and informational requirements described above for other shareholder proposals, as well as additional information that would be required under applicable United States Securities and Exchange Commission (“SEC”) proxy rules and the policies of the nominating/corporate governance committee of our board, particularly appendices A, B, and C of our nominating/corporate governance committee charter.  A copy of our nominating/corporate governance committee charter may be found on our internet web site at http://ir.futurefuelcorporation.com/governance.cfm.  In addition, a copy may be obtained free of charge through a written request to us at our principal office set forth above, attention corporate secretary.

Matters to Be Voted Upon

The following matters are to be voted upon at the 2011 annual meeting of our shareholders.

PROPOSAL ONE - ELECTION OF DIRECTORS

Our board has nominated three persons for election to our board at the 2011 annual meeting of our shareholders: Lee E. Mikles, Thomas R. Evans, and Paul M. Manheim, each as a Class B director.  Prior to co-founding us and becoming our president and chief executive officer, Mr. Mikles was a registered investment advisor for over two decades.  He bore the responsibility of Mikles/Miller Management, Inc., and brings an understanding of the intricate financial complexities of hundreds of organizations analyzed and researched for investment potential for his company’s investment portfolio.  Additionally, Mr. Mikles has served on multiple boards of public companies where he most frequently serves on or heads the audit committee.  He brings an extensive understanding of board issues and responsibilities to us.

Mr. Evans currently is the chief executive officer of Bankrate.com and has served in the chief executive position in numerous public and private companies with responsibility for financial reporting, strategy, and the development of multiple complex organizations.  He brings a wealth of experience to our board.

Mr. Manheim is currently a consultant to and a corporate director of HAL Real Estate Investments Inc., which develops and owns a portfolio of real estate in the Pacific northwest consisting of multi-family, office, and mixed-use assets.  He was the president and chief executive officer of HAL Real Estate Investments Inc. until September 2005.  Mr. Manheim has also served as a director of several public and private companies, and is a chartered accountant.  He brings a wealth of experience, especially in the accounting arena, to our board.

Under our certificate of incorporation, our directors are divided into three classes, which serve for staggered three-year terms.  Mr. Mikles was originally elected as a director on August 22, 2005, Mr. Evans was originally elected as a director on May 24, 2006, and Mr. Manheim was originally appointed as a director on April 5, 2011.  All three are standing for re-election.  Each of these nominees has agreed, if elected at the 2011 annual meeting of our shareholders, to serve as a Class B member of our board for a three-year term expiring in 2014.

The persons named as attorneys-in-fact in the accompanying shareholder proxy card will vote for the election of the nominees listed above as director, unless authority to so vote is withheld.  Although our board expects that the nominees will be available for election, in the event a vacancy in the slate of nominees occurs, shares of our common stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named as attorneys-in-fact in the accompanying shareholder proxy card.

The name of the nominees for election and the other continuing members of our board, and certain other information with respect to such persons, are set forth below.

Nominee For Election as a Class B Director
For the Three-Year Term Expiring in 2014

Name, Age, and Positions with the Company	Director of the Company Since
Lee E. Mikles, 55. Mr. Mikles has been our chief executive officer and president and a member of our board since inception. In addition, he served as our principal financial officer before our acquisition of FutureFuel Chemical Company and thereafter through January 31, 2008.	2005
Thomas R. Evans, 56. Mr. Evans has been a member of our board since May 24, 2006.	2006
Paul Manheim, 62. Mr. Manheim has been a member of our board since April 5, 2011.	2011

Continuing Directors

Name, Age, and Positions with the Company	Class	Term Expiring	Director of the Company Since
Paul A. Novelly, 67. Mr. Novelly has been the executive chairman of our board since inception.	C	2012	2005
Edwin A. Levy, 74. Mr. Levy has been a member of our board since November 26, 2005.	A	2013	2005
Paul G. Lorenzini, 71. Mr. Lorenzini has been a member of our board since January 8, 2007 and our chief operating officer since April 21, 2008.	C	2012	2007
Donald C. Bedell, 70. Mr. Bedell has been a member of our board since February 26, 2008.	A	2013	2008
Richard L. Knowlton, 78. Mr. Knowlton has been a member of our board since January 8, 2007.	C	2012	2007

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR.

PROPOSAL TWO - RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANT

RubinBrown LLP was our independent auditor for the fiscal years ending December 31, 2008, 2009, and 2010.  On March 10, 2011, the audit committee of our board took action to approve the retention of the accounting firm of RubinBrown LLP as the independent auditor for us for the fiscal year ending December 31, 2011.  Our board subsequently approved the actions of the audit committee but made the decision to seek shareholder ratification of the appointment of RubinBrown LLP as our independent auditor for the fiscal year ended December 31, 2011.  A representative from the firm is expected to be present at the 2011 annual meeting of our shareholders and will have an opportunity to make a statement if he desires to do so and will be available to respond to shareholder questions.  Additional information regarding our independent auditor is set forth under the caption “Independent Public Accountants” beginning at page 25 below.  If our shareholders do not ratify the appointment of RubinBrown LLP, our board will consider the selection of other auditors.

In light of the foregoing, we ask our shareholders to vote on the following resolution at the 2011 annual meeting of our shareholders.

RESOLVED, that the shareholders of the Company ratify the selection of RubinBrown LLP as the Company’s independent auditor for the fiscal year ended December 31, 2011.

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

PROPOSAL THREE – ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis beginning at page18 below and the tabular disclosure regarding the compensation of our named executive officers and the accompanying narrative.

This proposal (often referred to as a “say-on-pay” proposal), gives our shareholders the opportunity to endorse, or not endorse, the compensation of our named executive officers.  The vote on the proposal is not intended to address any specific element of executive compensation.  Further, the vote is advisory, which means that it is not binding on the Company, our board, or the compensation committee of our board.  We expect, however, that our compensation committee will take into account the outcome of the vote when considering future executive compensation decisions.

As discussed in more detail under Compensation of Directors and Executive Officers beginning at page 18 below, we seek to offer a compensation structure designed to compare favorably with our competitive peer group while taking into account the experience and responsibilities of the particular executive officer and to provide compensation incentives that promote the enhancement of shareholder value, and the total executive compensation opportunity for our executive officers is intended to create a compensation program that maximizes executive talent and rewards a high level of performance.

In light of the foregoing, we ask our shareholders to vote on the following resolution at the 2011 annual meeting of our shareholders.

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table, and the other related tables and narrative disclosure.

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

PROPOSAL FOUR – ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also requires that shareholders be given the opportunity to vote, on a non-binding, advisory basis, as to how frequently the Company should seek future “say on pay” advisory votes on the compensation of our named executive officers.  More specifically, we are asking whether our shareholders would prefer that the “say on pay” advisory vote occur every year, every two years, or every three years.  (Shareholders also may, if they wish, abstain from casting a vote on this proposal.)

After careful consideration, our board has determined that an advisory vote on executive compensation that occurs every third year is the most appropriate alternative for us, and our board therefor recommends that you vote for a “say on pay” advisory vote every three years.  Our board believes that an advisory vote on executive compensation every three years more closely aligns the vote with the principles of our executive compensation program, which focuses on long-term stockholder value rather than short-term goals.  Accordingly, we believe stockholder feedback would be more useful if our compensation program and management’s performance is judged over an extended period of time.  Moreover, an advisory vote every three years will be the most effective timeframe for us to respond to stockholder feedback and the vote results, and implement any appropriate adjustments to our executive compensation policies in light of the vote.  A three-year interval would also allow stockholders to see and evaluate our actions in response to the vote.  We also recognize, however, that our shareholders may have different views as to the best approach for us, and we look forward to hearing from our shareholders as to their preferences on the frequency of the “say on pay” advisory vote.

Our board anticipates that the alternative that receives the highest number of votes will be the frequency for the advisory vote on our executive compensation in the future.  Because the vote on the frequency of the “say on pay” advisory vote also is advisory, it is not binding on our board or the Company in any way.  We expect, however, that our board and our compensation committee will take the outcome of the vote into account when considering the frequency of future advisory votes on executive compensation.

Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the following resolution.

RESOLVED, that the shareholders of the Company determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years, or every three years.

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF EVERY THIRD YEAR ON THIS PROPOSAL.

Revocability of Proxy

Execution and return of a proxy card will not in any way affect a shareholder’s right to attend and to vote in person at the 2011 annual meeting of our shareholders.  Any proxy may be revoked by the shareholder giving it, at any time prior to its being voted, by: (i) filing a notice of revocation with our corporate secretary at 8235 Forsyth Blvd., 4th Floor, Clayton, Missouri 63105; (ii) executing and delivering a duly executed proxy bearing a later date; or (iii) attending the 2011 annual meeting of our shareholders and voting in person.  A notice of revocation need not be on any specific form.  Attendance at the 2011 annual meeting of our shareholders will not by itself constitute revocation of a proxy.

Dissenters Rights of Appraisal

There are no rights of appraisal or similar rights of dissenters with respect to any matter to be acted upon at the 2011 annual meeting of our shareholders.

Persons Making the Solicitation

The solicitation in this Proxy Statement is being made by us.  We will solicit proxies by mail or by telephone, and our directors, officers, and employees also may solicit proxies, without additional compensation, on our behalf.  We will not be using any specially engaged employees or paid solicitors.  All expenses incurred in this solicitation will be paid by us.  Banks, brokerage houses, and other institutions, nominees, and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies.

None of our directors has informed us in writing that he intends to oppose any action intended to be taken by us at the 2011 annual meeting of our shareholders.

Interest of Certain Persons in Matters to be Acted Upon

None of our directors, executive officers, the nominees for director, or any of their associates has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2011 annual meeting of our shareholders.

Voting Securities and Principal Holders Thereof

Voting Securities

We only have one class of voting stock outstanding, and that is our common stock.  As of May 24, 2011, there were outstanding 39,983,849 shares of our common stock.  Each share of our common stock issued and outstanding on the record date is entitled to one vote on each proposal at the 2011 annual meeting of our shareholders.

Record Date

Our board has fixed the close of business on June 1, 2011 as the record date for the determination of our shareholders entitled to receive notice of, and to vote at, the 2011 annual meeting of our shareholders.  Accordingly, only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of the 2011 annual meeting of our shareholders and to attend and vote at such meeting.

Cumulative Voting Rights

Holders of our common stock do not have cumulative voting rights.

Security Ownership of Certain Beneficial Owners

The following table sets forth the number and percentage of shares of our common stock owned by all persons known by us to be the beneficial owners of more than 5% of our shares of common stock as of May 24, 2011.

Name and Address of Beneficial Owner	Amount of Ownership	Percent of Common Stock
Paul A. Novelly, 8235 Forsyth Blvd., 4th Floor, Clayton, MO 63105(a)	17,560,100	43.9%
Lee E. Mikles, 1486 E. Valley Road, Santa Barbara, CA 93108(b)	2,313,350	5.8%
SOF Investments, L.P., 645 5th Avenue, 21st Floor, New York, NY 10022(c)	3,600,000	9.0%
Revelation Special Situations Fund Ltd., Canon’s Court, 22 Victoria Street, Hamilton, Bermuda DO HM 11(d)	5,975,114	14.9%
David M. Knott, 485 Underhill Blvd., Suite 205, Syosset, New York 11791-3419(e)	2,204,380	5.5%
__________

(a)
Includes 16,835,100 shares of common stock held by St. Albans Global Management, Limited Partnership, LLLP, 625,000 shares of common stock held by Apex Holding Co., and 100,000 shares of common stock held by Mr. Novelly.  Mr. Novelly is the chief executive officer of both of these entities and thereby has voting and investment power over such shares, but he disclaims beneficial ownership except to the extent of a minor pecuniary interest.

(b)
Includes 2,047,100 shares of common stock held by the Lee E. Mikles Revocable Trust dated March 26, 1996, 5,000 shares held by Mr. Mikles’ IRA account, and 25,000 shares held by an SEP.  Also includes 120,000 shares of common stock held by the Lee E. Mikles Gift Trust dated October 6, 1999, as to which Mr. Mikles is the settlor of the trust, but is not a trustee or a beneficiary.  Mr. Mikles disclaims beneficial ownership of the shares owned by the Lee E. Mikles Gift Trust.  Also includes 27,500 shares held by the Alison L. Mikles Irrevocable Trust.  Miss Mikles is the minor child of Mr. Mikles and lives in Mr. Mikles’ household.  However, Mr. Mikles is not the trustee or beneficiary of such trust and disclaims beneficial ownership.  Also includes 88,750 shares of common stock held by Lori Mikles, the spouse of Mr. Mikles.  Mr. Mikles disclaims beneficial ownership thereof.

(c)
Based solely upon a review of a Schedule 13G filed on February 14, 2008, we understand that SOF Investments, L.P. is the record and direct beneficial owner of 1,800,000 shares of common stock listed above, MSD Capital, L.P. is the general partner of SOF Investments, L.P. and may be deemed to indirectly beneficially own securities owned by SOF Investments, L.P., and MSD Capital Management LLC is the general partner of MSD Capital, L.P.  Except as set forth in this footnote, we have no knowledge as to the beneficial owners of these entities.  In addition, we are aware that, on or around June 7, 2010, SOF Investments, L.P. exercised warrants and acquired an additional 1,800,000 shares of our common stock.

(d)
Formerly known as Osmium Special Situations Fund Ltd.  Based solely on Amendment No. 4 to Schedule 13D filed with the SEC on February 7, 2011 and Form 4s filed with the SEC thereafter.  Mr. Chris Kuchanny, as chairman and chief executive officer of Revelation Special Situations Fund Ltd., may, by virtue of such position, be deemed to have beneficial ownership of such shares and warrants.  Mr. Kuchanny disclaims beneficial ownership other than the portion of such shares which relates to his individual economic interest in Revelation Special Situations Fund Ltd.  Except as set fort in this footnote, we have no knowledge as to the beneficial owners of Revelation Special Situation Funds Ltd.

(e)
Based solely on Form 3 and Form 4s filed with the SEC.  Knott Partners, L.P. beneficially owns 895,900 shares of common stock.  Shoshone Partners, L.P. beneficially owns 236,630 shares of common stock.  Mulsanne Partners, L.P. beneficially owns 178,400 shares of common stock.  Knott Partners Offshore Master Fund, L.P. beneficially owns 824,150 shares of common stock.  69,300 shares of common stock are held in accounts managed by Dorset Management Corporation.  David M. Knott is the managing member of Knott Partners Management, LLC, a general partner of Knott Partners, L.P. and the sole director of Dorset Management Corporation.  Knott Partners Management, LLC is: (i) the sole general partner of Shoshone Partners, L.P., Knott Partners Offshore Master Fund, L.P. and Mulsanne Partners, L.P.; and (ii) the managing general partner of Knott Partners, L.P.  As a result of Mr. Knott’s interests in Knott Partners Management, LLC and in Dorset Management Corporation, Mr. Knott has investment discretion and control of the securities described above.  Mr. Knott may be deemed to beneficially own an indirect pecuniary interest in the securities described above as a result of its performance-related fee.  Except with respect to Knott Partners, L.P., Knott Partners Offshore Master Fund, L.P. and Shoshone Partners, L.P., in which Mr. Knott owns a beneficial interest, Mr. Knott disclaims beneficial ownership therein except to the extent ultimately realized.  Each of Knott Partners, L.P., Knott Partners Offshore Master Fund, L.P., Shoshone Partners, L.P., Mulsanne Partners, L.P. and each of the managed accounts disclaims beneficial ownership of securities reported as owned by any other party.  Except as set forth in this footnote, we have no knowledge as to the beneficial owners of these entities.  On February 9, 2011, Mr. Knott filed with the SEC a Form 13G/A wherein he did not disclose the ownership of Mulsanne Partners, L.P.

Security Ownership of Management

The following table sets forth information, as of May 24, 2011, regarding the beneficial ownership of our common stock by each of our directors and executive officers and the executive officers of FutureFuel Chemical Company.  Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them and none of such shares have been pledged as security.

Name of Beneficial Owner	Amount of Ownership	Percent of Common Stock
Paul A. Novelly(a)	17,560,100	43.9%
Lee E. Mikles(b)	2,313,350	5.8%
Paul G. Lorenzini(c)	656,000	1.6%
Edwin A. Levy(d)	274,550	0.7%
Douglas D. Hommert(e)	260,000	0.7%
Richard L. Knowlton	160,000	0.4%
Thomas R. Evans	30,000	0.1%
Donald C. Bedell(f)	22,900	0.1%
Sam Dortch(g)	34,816	0.1%
David Baker	7,150	0.0%
Gary Hess	10,100	0.0%
Christopher Schmitt	500	0.0%
Paul M. Manheim	-	0.0%

All directors and executive officers	21,329,466	53.3%
__________

(a)
Includes 16,835,100 shares of common stock held by St. Albans Global Management, Limited Partnership, LLLP, 625,000 shares of common stock held by Apex Holding Co., and 100,000 shares of common stock held by Mr. Novelly.  Mr. Novelly is the chief executive officer of both of these entities and thereby has voting and investment power over such shares, but he disclaims beneficial ownership except to the extent of a minor pecuniary interest.

(b)
Includes 2,047,100 shares of common stock held by the Lee E. Mikles Revocable Trust dated March 26, 1996, 5,000 shares held by Mr. Mikles’ IRA account, and 25,000 shares held by an SEP.  Also includes 120,000 shares of common stock held by the Lee E. Mikles Gift Trust dated October 6, 1999, as to which Mr. Mikles is the settlor of the trust, but is not a trustee or a beneficiary.  Mr. Mikles disclaims beneficial ownership of the shares owned by the Lee E. Mikles Gift Trust.  Also includes 27,500 shares held by the Alison L. Mikles Irrevocable Trust.  Miss Mikles is the minor child of Mr. Mikles and lives in Mr. Mikles’ household.  However, Mr. Mikles is not the trustee or beneficiary of such trust and disclaims beneficial ownership.  Also includes 88,750 shares of common stock held by Lori Mikles, the spouse of Mr. Mikles.  Mr. Mikles disclaims beneficial ownership thereof.

(c)
Includes 55,000 shares of common stock owned by Mr. Lorenzini’s spouse; Mr. Lorenzini disclaims beneficial ownership thereof.  Includes 5,000 shares owned by the Lorenzini Friends and Family Gift Trust, a trust established by Mr. Lorenzini and his spouse, as to which Mr. Lorenzini and his spouse are the trustees but not the beneficiaries; Mr. Lorenzini disclaims any beneficial interest in the shares of our common stock held by this trust.

(d)
Does not included 525 shares of our common stock owned by The Edwin A. Levy Charitable Foundation, Inc., a New York not-for-profit corporation as to which Mr. Levy is a founder and director but not a beneficiary.  Mr. Levy disclaims beneficial ownership of shares owned by the Foundation.

(e)
Includes 250,000 shares of common stock held by the Douglas D. Hommert Revocable Trust, which is a trust established by Mr. Hommert for the benefit of his descendants, of which Mr. Hommert is the trustee.  Also includes 10,000 shares held by a trust established for Mr. Hommert’s spouse; Mr. Hommert disclaims beneficial ownership thereof.

(f)
Includes 2,300 shares of common stock owned by the Alexandra Nicole Bedell Trust, a trust established by Mr. Bedell for his granddaughter as to which Mr. Bedell serves as trustee but holds no pecuniary interest; Mr. Bedell disclaims beneficial ownership of all shares of our common stock held by this trust.  Includes 2,300 shares of common stock owned by the Ashlyn Tate Bedell Trust, a trust established by Mr. Bedell for his granddaughter as to which Mr. Bedell serves as trustee but holds no pecuniary interest; Mr. Bedell disclaims beneficial ownership of all shares of our common stock held by this trust.  Includes 2,300 shares of common stock owned by the Hailey Bedell Trust, a trust established by Mr. Bedell for his granddaughter as to which Mr. Bedell serves as trustee but holds no pecuniary interest; Mr. Bedell disclaims beneficial ownership of all shares of our common stock held by this trust.  Also includes 16,000 shares of our common stock held by the Africa Exempt Trust, of which Mr. Bedell is a beneficiary.

(g)	Includes 34,716 shares of common stock held in Mr. Dortch’s 401(k) plan account.

Change in Control

We are not aware of any arrangement (including any pledge by any person of any of our securities) the operation of which may at a date subsequent to the date of this Proxy Statement result in a change in control of us.  Further, we are not aware that a change in control of us has occurred since the beginning of our last fiscal year.

Directors and Executive Officers

Material Proceedings

No director, officer, or affiliate of us, no owner of record or beneficially of more than five percent of any class of our voting securities, and no associate of any such director, officer, affiliate, or owner is a party in any material proceeding adverse to us or to any of our subsidiaries.

Directors, Executive Officers, Promoters, and Control Persons

Identification of Directors

Our current directors are as follows.

Name	Age	Director Since	Term Expires
Paul A. Novelly, executive chairman of the board	67	2005	2012
Lee E. Mikles, chief executive officer and president	55	2005	2011
Edwin A. Levy	74	2005	2013
Thomas R. Evans	56	2006	2011
Richard L. Knowlton	78	2007	2012
Paul G. Lorenzini, chief operating officer	71	2007	2012
Donald C. Bedell	70	2008	2013
Paul M. Manheim	62	2011	2011

There is no arrangement or understanding between any of the above directors and any other person pursuant to which such person was or is to be selected as a director.

Identification of Executive Officers

The current executive officers of the Company are as follows.

Name	Position	Age	Officer Since
Paul A. Novelly	Executive chairman of the board	67	2005
Lee E. Mikles	Chief executive officer and president	55	2005
Paul G. Lorenzini	Chief operating officer	71	2008
Douglas D. Hommert	Principal financial officer, executive vice president, secretary, and treasurer	55	2005

There is no arrangement or understanding between any of the above officers and any other person pursuant to which such person was or is to be selected as an officer.

Identification of Certain Significant Employees

The following individuals are executive officers of FutureFuel Chemical Company who are expected to make significant contributions to our business.

Name	Position	Age	Officer Since
Samuel Dortch	Executive vice president and general manager	62	2007
David Baker	Senior vice president - operations support	64	2006
Gary Hess	Senior vice president - commercial operations	59	2006
Christopher Schmitt	Chief financial officer	32	2011

There is no arrangement or understanding between any of the above officers and any other person pursuant to which such person was or is to be selected as an officer.

Family Relationships

There is no family relationship between any of our executive officers and directors.

Business Experience of Our Directors and Executive Officers

Paul A. Novelly has been our chairman of the board since inception.  For at least the past five years, Mr. Novelly has been chairman and chief executive officer of Apex Oil Company, Inc., a privately-held company based in St. Louis, Missouri engaged in the trading, storage, marketing, and transportation of petroleum products, including liquid terminal facilities in the midwest and eastern United States, and towboat and barge operations on the inland waterway system.  Mr. Novelly is president and a director of AIC Limited, a Bermuda-based oil trading company, chairman and a director of World Point Holdings Inc., a Delaware company based in Missouri which owns and operates petroleum storage facilities in the United States, and chief executive officer of St. Albans Global Management, Limited Partnership, LLLP, which provides corporate management services.  He currently serves on the board of directors at Boss Holdings, Inc., a distributor of work gloves, boots and rainwear, and other consumer products, and Bond Street Holdings, Inc., a holding company whose material subsidiary is Premier American Bank, N.A.  Within the past five years, Mr. Novelly also served on the board of directors of Intrawest Corporation, a company in the destination resorts and adventure travel industry, The Bear Stearns Companies, Inc., a broker-dealer and global securities and investment firm, and World Point Terminals Inc., a Canadian and Toronto Stock Exchange predecessor to World Point Holdings Inc.

Lee E. Mikles has been our chief executive officer and a member of our board since inception.  In addition, he served as our principal financial officer before our acquisition of FutureFuel Chemical Company and thereafter through January 31, 2008.  Mr. Mikles was chairman of Mikles/Miller Management, Inc., a registered investment adviser and home to the Kodiak family of funds, between 1992 and 2005.  He was also chairman of Mikles/Miller Securities, LLC, a registered broker-dealer, between 1999 and 2005.  Additionally, Mr. Mikles has served on the board of directors of Pacific Capital Bankcorp., Official Payments Corporation, Coastcast Corporation, Nelnet, Inc., Imperial Bank and Imperial Bancorp.  He currently serves on the board of directors of Boss Holdings, Inc. and is the chair of the audit committee for Boss Holdings, Inc.

Paul G. Lorenzini has been a member of our board since January 2007 and our chief operating officer since April 21, 2008.  In January 1970, Mr. Lorenzini co-founded Packaging Consultants, Inc., a distribution business supplying packaging materials to the food industry.  In 1983, Bunzl PLC, a supplier of supermarket and food service packaging, acquired Packaging Consultants, Inc.  Mr. Lorenzini continued to work for Bunzl PLC and in 1986 became president of Bunzl USA.  He subsequently became the chief executive officer of Bunzl USA and retired in July 2004 with the title of chairman emeritus.  Mr. Lorenzini served as a director of Bunzl PLC between 1988 and 1991 and between 1999 and 2004.

Douglas D. Hommert has been our executive vice president, secretary, and treasurer since inception. He was a member of our board from inception through January 14, 2008.  He became our principal financial officer on February 1, 2008.  Mr. Hommert has been executive vice president and general counsel of Apex Oil Company, Inc. since September 2002.  Between October 1988 and September 2002, he was a partner in the St. Louis law firm of Lewis, Rice & Fingersh, L.C.  With that firm, he practiced in the areas of business law, taxation, mergers and acquisitions, financing, and partnerships.  He was licensed as a Certified Public Accountant in 1982.

Edwin A. Levy has been a member of our board since November 2005.  In 1979, Mr. Levy co-founded Levy, Harkins & Co., Inc., an investment advisory firm, where he now serves as chairman of the board and individual advisor.  Mr. Levy was a director of Traffix, Inc. between November 1995 and 2006, and served as a member of its audit committee and stock options committee.  He is a director of World Point Holdings Inc., a Delaware company based in Missouri which owns and operates petroleum storage facilities in the United States.  In the past five years Mr. Levy was a director of Forward Industries, Inc., a publicly-held company in the business of designing, manufacturing and distributing custom carrying case solutions, and World Point Terminals Inc., a Canadian and Toronto Stock Exchange predecessor to World Point Holdings Inc.

Thomas R. Evans has been a member of our board since May 2006.  Since June 2004, he has served as president and chief executive officer of Bankrate, Inc., an Internet based aggregator of financial rate information.  Mr. Evans was elected to Bankrate, Inc.’s board of directors in May 2004.  From 1999 to 2002, Mr. Evans was chairman and chief executive officer of Official Payments Corporation, an Internet processor of payment to government entities.

Richard L. Knowlton has been a member of our board since January 2007.  Between 1956 and 1995, Mr. Knowlton worked for Hormel Foods Corporation, a multinational manufacturer and marketer of consumer-branded meat and food products.  He started as a merchandising manager and became the president and chief operating officer in 1979.  He became the chief executive officer and chairman of the board in 1981.  Mr. Knowlton was elected chairman of The Hormel Foundation in 1995, which votes 47.7% of the stock of Hormel Foods Corporation.  Mr. Knowlton is chairman emeritus of the Horatio Alger Association, a member of the Business Advisory Council for the University of Colorado Leeds School of Business, a business advisor to Mayo Clinic, and a member of the Eisenhower Medical Center Board.  Mr. Knowlton served as a director of ING America Insurance Holdings, Inc. between 2000 and 2005.

Donald C. Bedell has been a member of our board since March 17, 2008.  Mr. Bedell is chairman of the board of privately held Castle Partners and its affiliates, based in Sikeston, Missouri, which operate over 35 skilled nursing, health care, pharmaceutical, hospice, and therapy facilities throughout Missouri and other states.  Mr. Bedell is a director of First Community Bank of Batesville, Arkansas and is a member of the executive committee of such bank and its holding company.  He is also a director of World Point Holdings Inc., serving as chairman of World Point’s Corporate Governance and Human Resources Committees.  FutureFuel Corp.’s chairman, Paul A. Novelly, is the chairman of the board of World Point Holdings Inc.  In the past five years, Mr. Bedell has served on the board of directors of World Point Terminals Inc., a Canadian and Toronto Stock Exchange predecessor to World Point Holdings Inc.

Samuel Dortch was the vice president - operations services of FutureFuel Chemical Company between July 30, 2007 and October 14, 2007 and senior vice president - operations between October 15, 2007 and August 30, 2010.  On August 30, 2010, Mr. Dortch became FutureFuel Chemical Company’s executive vice president and general manager.  In 1972, Mr. Dortch joined Eastman Chemical Company’s technical services division in Kingsport, Tennessee as a development chemical engineer.  He has served in numerous management positions in Kingsport, Batesville and at Eastman Kodak’s Kirby, England facility.  In 2004, Mr. Dortch became manager of research and development at the Batesville plant and director of research and development in December 2006.

David Baker was the vice president - manufacturing operations of FutureFuel Chemical Company between October 31, 2006 and October 14, 2007 and has been senior vice president - operations support since October 15, 2007.  In 1967, he joined Eastman Chemical Company’s filter products division in Kingsport, Tennessee as a development engineer.  In 2001, Mr. Baker was named managing director of Eastman Chemical Company’s Peboc division, relocating to the United Kingdom.  The Peboc division manufactures specialty chemicals including active pharmaceutical ingredients.  In August 2005, Mr. Baker relocated to Kingsport as a business development manager in performance chemicals exclusive manufacturing.  Mr. Baker is a registered professional engineer and past president of the East Tennessee Society of Professional Engineers.

Gary Hess was the vice president - commercial operations of FutureFuel Chemical Company between October 31, 2006 and October 14, 2007, senior vice president - sales and marketing between October 15, 2007 and March 12, 2008 and senior vice president - commercial operations since March 13, 2008.  Mr. Hess was the vice president for commercial operations for Bayer Corporation, where he had responsibility for sales, marketing, customer service, purchasing, research and development and quality control, prior to joining Eastman Chemical Company in December 2002 as the market development executive for agrochemicals.  During his tenure with Bayer Corporation, Mr. Hess resided two years in Germany where he directed the market development efforts in pharmaceutical intermediates and photographic chemicals.  In 2004, he was appointed to the position of global business leader for exclusive manufacturing with responsibility for sales, marketing and business development.  Mr. Hess graduated from Rose-Hulman Institute of Technology with a bachelor of science in chemistry and has a masters in business administration  from Northwestern University.

Christopher Schmitt has been the interim chief financial officer of FutureFuel Chemical Company since February 3, 2011.  Mr. Schmitt was a middle distillates operator for A.I.C. Limited from September 2009 to February 2011.  A.I.C. Limited is an affiliate of the Company’s chairman, Paul A. Novelly.  In this position, Mr. Schmitt assisted with the management and logistics of middle distillate product movements in Northwest Europe.  From 2003 to September 2009, Mr. Schmitt served as vice president of Pinnacle Consulting, Inc., an accounting and financial consulting firm based in St. Louis, Missouri.  Pinnacle Consulting, Inc. performs services for the Company’s chairman and affiliates of the Company’s chairman.  Prior to that, Mr. Schmitt served as an auditor for the accounting firms Arthur Andersen & Co. and KPMG LLP.  Mr. Schmitt is a licensed certified public accountant and a CFA charter holder.

Paul M. Manheim is currently a consultant to and a corporate director of HAL Real Estate Investments Inc., which develops and owns a portfolio of real estate in the Pacific northwest consisting of multi-family, office, and mixed-use assets.  He was the president and chief executive officer of HAL Real Estate Investments Inc. until September 2005.  HAL Real Estate Investments Inc. is a subsidiary of HAL Holding N.V.  Mr. Manheim joined Holland America Line, N.V., the predecessor of HAL Holding N.V., an international holding company traded on the Amsterdam Stock Exchange, in 1982 and filled various positions in the financial and corporate development areas.  Since June 2005, Mr. Manheim has been the chairman of the board of Shanghai Red Star Optical Company, which owns a portfolio of optical retail outlets in China and is affiliated with Europe’s largest optical retailer.  Mr. Manheim has served as a director of World Point Holdings, Inc. and its predecessor World Point Terminals Inc. since 2009, and is chairman of the audit committee of World Point Holdings, Inc.  Within the past five years, Mr. Manheim was the chairman and managing director of HAL Investments Asia B.V. and served as a director of Intrawest Corporation.  Mr. Manheim received a bachelor of commerce degree with honors from the University of New South Wales, Australia, and is a chartered accountant.

Transactions with Related Persons

The following are the transactions, since January 1, 2010, in which we were a participant and the amount involved exceeds $120,000, and in which any person related to us had or will have a direct or indirect material interest.

Sales of Products

From time to time, as part of our biofuels segment, we sell to Apex Oil Company, Inc. and/or its affiliates biofuels (including biodiesel) produced by us, and Apex Oil Company, Inc. and/or its affiliates sell to us, or we sell to them, diesel fuel, gasoline, and other petroleum products.  Such sales and/or purchases are executed at the then current market price of the respective product or the then current posted price for comparable products, plus or minus applicable geographical differentials.  The dollar amount of such transactions during 2010 was approximately $93,000.  Apex Oil Company, Inc. is beneficially owned by our executive chairman, Paul A. Novelly and his family, as well as certain employees of Apex Oil Company, Inc., Mr. Novelly is the chairman and chief executive officer of Apex Oil Company, Inc., and our executive vice president, Douglas D. Hommert, is also the executive vice president of Apex Oil Company, Inc. and the president of Apex Oil Company, Inc.’s sole shareholder, Apex Holding Co.

Natural Gas Purchases

We utilize natural gas to generate steam for our manufacturing process and to support certain of our air and waste treatment utilities.  This natural gas is purchased through Enjet LLC, a wholly-owned subsidiary of Apex Oil Company, Inc.  Expenses related to these purchases include the cost of the natural gas only; transportation charges are paid to an independent third party.  The dollar amount of such transactions during 2010 was approximately $3,846,000.

Distribution and Related Services

Distribution and related services are comprised of: (i) storage and terminally serves paid to a wholly-owned subsidiary of World Point Holdings, Inc. for the storage and throughput of biodiesel, petrodiesel, and biodiesel/ petrodiesel blends; and (ii) barge transportation and related unloading charges for petrodiesel that were arranged and paid by Apex Oil Company, Inc. and/or one or more of its subsidiaries and subsequently rebilled to us.  The dollar amount of such transactions during 2010 was approximately $526,000.  Mr. Novelly and his family beneficially own approximately 53% of World Point Holdings Inc., Mr. Novelly is the chairman and chief executive officer of World Point Holdings, Inc., and our executive vice president, Douglas D. Hommert, is also the executive vice president of Center Point Terminal Company, a wholly-owned subsidiary of World Point Holdings, Inc. and the entity with which we have the storage and terminalling agreement.

Commodity Trading Advisory Fees

We entered into a commodity trading advisory agreement with Apex Oil Company, Inc.  Pursuant to the terms of this agreement, Apex Oil Company, Inc. provides advice to us concerning the purchase, sale, exchange, conversion, and/or hedging of commodities as we may request from time to time.  The dollar amount of such transactions during 2010 was approximately $151,000.

Travel and Administrative Services

We reimburse St. Albans Global Management, Limited Partnership, LLLP and First Montecito Advisors, LLC for travel and other administrative expenses incurred by them in connection with our executive chairman, Paul A. Novelly, and our chief executive officer and president, Lee E. Mikles, providing services to us.  Mr. Novelly’s family beneficially owns St. Albans Global Management, Limited Partnership, LLLP and Mr. Mikles’ family beneficially owns First Montecito Advisors, LLC.  Such reimbursements are at cost with the affiliate realizing no profit on the transaction.  The dollar amount of such transactions during 2010 was approximately $190,000.

Review, Approval, or Ratification of Transactions with Related Persons

Any transaction in which we (or one of our subsidiaries) are a participant, the amount involved exceeds the lesser of $120,000 or 1% of our net income, total assets, or total capital, and in which any party related to us has or will have a direct or indirect material interest must be approved by a majority of the disinterested members of our board as fair to us and our shareholders.  This policy was adopted by our board on January 8, 2007 and amended on February 2, 2011, and can be found through the “Investors Relations – Corporate Governance” section of our internet website (http://ir.futurefuelcorporation.com/governance.cfm).  A copy of this policy will also be provided free of charge pursuant to written request to our corporate secretary at our executive offices set forth above.  Each of the transactions described above (under the caption “Transactions With Related Persons”) was approved by a majority of the disinterested members of our board.

In addition, we adopted a Code of Business Conduct and Ethics which sets forth legal and ethical standards of conduct for our directors, officers, and employees and the directors, officers, and employees of our subsidiaries.  This Code is designed to deter wrongdoing and to promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us; (iii) compliance with applicable governmental laws, rules, and regulations; (iv) the prompt internal reporting of violations of this Code to appropriate persons identified in this Code; and (v) accountability for adherence to this Code.  This Code was adopted by our board on November 30, 2005 and was amended on February 3, 2011, is in writing, and can be found through the “Investor Relations - Corporate Governance” section of our internet website (http://ir.futurefuelcorporation.com/governance.cfm).  A copy of this policy will also be provided free of charge pursuant to written request to our corporate secretary at our executive offices set forth above.  Each of the transactions described above (under the caption “Transactions with Related Persons”) was undertaken in compliance with our Code of Business Conduct and Ethics.

Compliance with Section 16(a) of the Exchange Act

Based solely upon a review of Forms 3 and Forms 4 and amendments thereto furnished to us under the rules of the SEC promulgated under Section 16 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) during the fiscal year ended December 31, 2010, and Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2010, as well as any written representation from a reporting person that no Form 5 is required, we are aware that the following members of our board and/or beneficial owners of more than 10% of our common stock failed to file on a timely basis, as disclosed in the aforementioned forms, reports required by Section 16 of the Exchange Act during the year ended December 31, 2010.

•
Osmium Special Situations Fund Ltd. (now known as Revelation Special Situations Fund Ltd. and which owns more than 10% of our issued and outstanding common stock) failed to timely file ten reports covering fourteen transactions.

•	Donald C. Bedell (our director) failed to timely file one report covering one transaction.

•	Paul G. Lorenzini (our director and chief operating officer) failed to timely file one report covering one transaction.

Audit Committee Expert

Our board has determined that each member of our audit committee is an audit committee financial expert.  During 2010, each such member of our audit committee was independent, as independence for audit committee members is defined in the listing standards applicable to us.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

We have a board currently comprised of eight members, including Mr. Manheim who was appointed to our board on April 5, 2011.  Our executive chairman is Mr. Novelly.  Our executive chairman presides over all meetings of our board and at all meetings of our shareholders.  He provides strategic leadership and guidance to our board and management, he advises and consults with our chief executive officer, chief operating officer, and other executive officers, and he works with management and other committees of our board regarding strategies, risks, opportunities, and other matters.

Mr. Mikles is a director as well as our principal executive officer and president.  Our principal executive officer and president is our senior most executive officer and has the powers and duties incident to that position.  He is our principal management officer with responsibility for supervision of our executive and senior management.  His duties include developing strategic and tactical initiatives in consultation with our executive chairman and other members of our executive management.

Mr. Lorenzini is a director as well as our chief operating officer.  He is our principal officer with responsibility for the operations of our businesses.  His duties include developing strategic and tactical initiatives with our executive chairman and other members of our executive management, as well as implementing those initiatives.

The five remaining members of our board are independent as described below, and these independent members comprise the membership of our board’s audit committee, nominating/corporate governance committee, and compensation committee.

We believe that separation of the office of executive chairman (Mr. Novelly) and the office of our principal executive officer (Mr. Mikles) is the appropriate leadership structure for us.  We believe the division of duties is especially appropriate as legal and regulatory requirements applicable to our board and its committees continue to expand, and help provide the appropriate levels of communication between the board and executive management for board oversight of us and our management.

Role in Risk Oversight

Our board as a whole is ultimately responsible for our risk management oversight.  Our board is assisted by its committees, including our audit committee and compensation committee, whose duties are described in more detail below.

The board’s oversight of our material risks is undertaken through, among other things, various reports and assessments that management presents to our board or to committees of our board, and the related board or committee discussions and decisions.  The committees of our board report to our board about their meetings.

Our executive chairman and chief executive officer and president address risk matters at regular and special board meetings.  In addition, other members of senior management regularly provide reports directly to our board.  Finally, our audit committee works closely with our independent public accountants in their review of risk and controls.

Corporate Governance/Director Independence

Our board has adopted corporate governance guidelines which incorporate certain rules of the SEC and U.S. securities exchanges for use by our board when determining director independence.  These guidelines include the Company’s Corporate Governance Guidelines, Policy for Approving Transactions with Related Parties, and Insider Trading Policy, copies of which may be found on our website at http://ir.futurefuelcorporation.com/governance.cfm.  Our board also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with us, including the potential for conflicts of interest, when determining director independence.

The nominating/corporate governance committee of our board evaluates each incumbent director and all new director nominees based on applicable law, regulations, and rules and makes a recommendation to the full board as to the independence of directors and director nominees.  Our board has determined that, of the eight current members of the board, the following five directors have no disqualifying relationships with us or our subsidiaries and are, therefore, independent: Edwin A. Levy, Thomas R. Evans, Richard L. Knowlton, Donald C. Bedell, and Paul M. Manheim.  In addition, in 2010 each of our board’s remuneration (now compensation), audit, and nominating/corporate governance committees was comprised of directors who were independent under such definitions.  The guidelines referenced above, as well as other corporate governance initiatives adopted by us, are also available to any shareholder free of charge upon request to our corporate secretary at our principal office set forth above.

Commencing in 2011, our independent directors meet in executive sessions (without our management) before or after any meeting of the directors, and will meet more often as the need arises.  None of our non-management directors presides at all meetings of our non-management directors.  Rather, a chairman is chosen at the beginning of each meeting.

Any interested party (and not just our shareholders) may make their concerns known to our non-management directors through our website at http://ir.futurefuelcorporation.com/contactus.cfm.  In the “comment” section on this page, please indicate that the message is for our non-management directors, and the message will be provided to them.

Board Meetings and Committees; Annual Meeting Attendance

Directors are expected to attend all meetings of our board, the annual meeting of our shareholders, and assigned committee meetings.  Our board held two meetings during 2010 in addition to seven actions by unanimous consent in lieu of meetings.  These meetings were attended by all of our directors.  The 2010 annual meeting of our shareholders was held on July 15, 2010.  Five directors (Messrs. Mikles, Lorenzini, Evans, Levy, and Bedell) attended that annual shareholder meeting.

Our board established the following committees during 2010: audit committee, remuneration committee (now known as the compensation committee), and nominating/corporate governance committee.  The 2010 members of each of these committees, a summary of the responsibilities and authority of each of the committees, and the number of meetings held by each committee in 2010, follow.

Name of Committee and Members during 2010	Functions of the Committee	Number of Meetings in 2010
Audit: January 1 thru March 8, 2010 Thomas R. Evans (chairman) Edwin A. Levy Richard L. Knowlton March 9 thru December 31, 2010 Thomas R. Evans (chairman) Edwin A. Levy Donald C. Bedell
-Appoints, compensates, and oversees the work of any public accounting firm employed by the Company;
-Resolves any disagreements between management and the auditor regarding financial reporting;
-Pre-approves all audit and non-audit services;
-Retains independent counsel, accountants, or others to advise the committee or assist in the conduct of an investigation;
-Seeks any information it requires from employees - all of whom are directed to cooperate with the committee’s requests;
-Meets with the Company’s officers, external auditors, or outside counsel, as necessary; and
-Oversees that management has established and maintained processes to assure compliance by the Company with all applicable laws, regulations and corporate policies.
six (all members attended each meeting during their term except one)
Compensation: Donald C. Bedell (chairman) Richard L. Knowlton Edwin A. Levy
-In consultation with the Company’s management, establishes the Company’s general policies relating to compensation of the Company’s officers and directors and the directors and executive officers of the Company’s subsidiaries, and oversees the development and implementation of such compensation programs;
-Approves the annual and long-term performance goals for the Company’s incentive plans (including incentive plans for the Company’s subsidiaries);
-Annually reviews and approves corporate goals and objectives relevant to the compensation of the Company’s executive officers and annually evaluates such officers’ performance in light of those goals and objectives and sets such officers’ compensation levels based on this evaluation;
-As required under applicable securities laws and rules, reviews the Compensation Discussion and Analysis section (the “CD&A”) to be included in the Company’s annual proxy statement or other reports or filings with the SEC or other governmental authorities and stock exchanges, discusses the CD&A with the Company’s management and recommends to the board that the CD&A be included in the Company’s annual report on Form 10-K, proxy statement on Schedule 14A, information statement on Schedule 14C, or any other filing with the SEC or other governmental authorities and stock exchanges;
-Reviews and makes recommendations to the board periodically with respect to the compensation of all non-employee directors, including any compensation under the Company’s equity-based plans; and
-Evaluates the committee’s performance and the adequacy of its charter on an annual basis and recommends any proposed changes to the board for approval.
none (the entire board approved compensa-tion for 2010)
Nominating/Corporate Governance: Edwin A. Levy (chairman) Thomas R. Evans Richard L. Knowlton
-Assists the board by identifying qualified candidates for director, and recommends to the board the director nominees for the next annual meeting of shareholders;
-Leads the board in its annual review of board performance;
-Recommends to the board director nominees for each board committee;
-Oversees the annual process of evaluation of the performance of the Company’s management; and
-Develops and recommends to the board corporate governance guidelines applicable to the Company.
None

Nominating/Corporate Governance Committee

Our board has a nominating/corporate governance committee.  That committee has a charter, a copy of which may be found at our internet web site at http://ir.futurefuelcorporation.com/governance.cfm.  A copy may also be obtained free of charge by written request to our corporate secretary at our principal office set forth above.

Our nominating/corporate governance committee will consider director candidates recommended by our shareholders.  To facilitate such nominations, our board has adopted Procedures for Shareholders Submitting Nominating Recommendations, which is Appendix B to our nominating/corporate governance committee charter.  Those Procedures set forth the procedures for a shareholder to submit a director nominee recommendation, the timelines for receiving such nominations, and the information required on each director nominee.  Our board has also adopted a Policy on Shareholder Recommendation of Candidates for Election as Directors, which is Appendix C to our nominating/corporate governance committee charter.  This Policy sets forth the evaluation process adopted by our board.  Any shareholder desiring to submit a director nominee for consideration by the nominating committee of our board for the 2012 annual meeting of our shareholders must do so in accordance with our bylaws and policies described under “Shareholder Proposals for the Next Annual Meeting” beginning at page 1 above.  Director nominations should be submitted in writing to our corporate secretary, acting as agent for the nominating/corporate governance committee, at FutureFuel Corp., 8235 Forsyth Blvd., 4th Floor, Clayton, Missouri 63105.  A copy of such Procedures and Policy is available free of charge to any shareholder and may be obtained from our corporate secretary at our principal office set forth above.

Once a director nominee has been recommended, whether by a shareholder or otherwise, the nominating committee reviews the background and qualifications of the nominee in accordance with the Policy Regarding Qualifications of Directors as adopted by our board, which Policy is Appendix A to our nominating/corporate governance committee charter.  A copy of such Policy is available free of charge to any shareholder and may be obtained from our corporate secretary at our principal office set forth above.  In selecting the slate of nominees to be recommended by the nominating/corporate governance committee to our board, and in an effort to maintain a proper mix of directors that results in a highly effective governing body, the nominating/corporate governance committee also considers such factors as the occupational, geographic, and age diversity of all director nominees; the particular skills and ability of each nominee to understand financial statements and finance matters generally; and the independence status of each nominee in accordance with our corporate governance guidelines, SEC rules, and other applicable laws and regulations.  Our nominating/corporate governance committee does not differentiate in its evaluation of nominees as directors depending upon whether a nominee is recommended by one of our shareholders.

The nominating/corporate governance committee reports its recommendations concerning each director nominee to our board.  Our board then considers the nominating/corporate governance committee’s recommendations and selects those director nominees to be submitted to the shareholders for approval at the next annual meeting of shareholders.  Our board may, as a part of its consideration, request the nominating/corporate governance committee to provide it with such information pertaining to a director nominee as our board deems appropriate to fully evaluate the qualifications of the nominee.

The slate of nominees for directors for the 2011 annual meeting of our shareholders consists of Lee E. Mikles, Thomas R. Evans, and Paul Manheim.  Messrs. Mikles, Evans, and Manheim are standing for re-election.  Mr. Manheim was recommended by our executive chairman, Mr. Novelly.

Audit Committee

Our board has a standing audit committee.  The audit committee members between January 1 and March 8, 2010 were: Thomas R. Evans (chairman), Edwin A. Levy, and Richard L. Knowlton.  The audit committee members between March 9 and December 31, 2010 were: Thomas R. Evans (chairman), Edwin Levy, and Donald C. Bedell.  All members of our audit committee are independent as determined in accordance with the listing standards applicable to us.

We have adopted an audit committee charter.  A copy of this audit committee charter may be accessed on our internet website at http://ir.futurefuelcorporation.com/governance.cfm.  A copy may also be obtained free of charge from us by written request to our corporate secretary at our principal office set forth above.

The primary duties and responsibilities of the audit committee are to monitor: (i) the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance and accounting; (ii) our compliance with related legal and regulatory requirements; and (iii) the independence and performance of our external auditor.  The audit committee also selects our independent registered public accounting firm.  Management of the Company is responsible for designing and implementing the internal controls and the financial reporting process.  The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon.  The audit committee’s responsibility is to monitor and oversee these processes.

In the performance of its oversight function, the audit committee has performed the duties required by its charter, and it has reviewed and discussed our consolidated financial statements for 2010 with management and the independent registered public accounting firm.  The audit committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards Number 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of PCAOB regarding the independent registered public accounting firm’s communications with our audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.  The audit committee also has received confirmations from management and has considered whether the provision of any non-audit services by the independent registered public accounting firm to us is compatible with maintaining the independence of the auditors.

Based upon a review of the reports by, and discussions with, management and the independent registered public accounting firm and the audit committee’s review of the representations of management and the report of the independent registered public accounting firm, the audit committee recommended to our board to include the audited financial statements in our Form 10-K and Annual Report for the year ended December 31, 2010.

Thomas R. Evans, Edwin A. Levy, and Donald C. Bedell

Compensation Committee

Our board has established a compensation committee (formerly known as the remuneration committee).  The compensation committee has a charter which may be found at http://ir.futurefuelcorporation.com/governance.cfm at our internet web site.  In addition, a copy will be provided free of charge by written request to our corporate secretary at our principal office set forth above.  Our processes and procedures for the consideration and determination of executive and director compensation are described in “Compensation of Directors and Executive Officers” beginning at page 18 below.

Shareholder Communications

Any shareholder who wishes to contact our board or any individual director serving on our board may do so by written communication mailed to: Board (Attention: Name of Director(s), if appropriate), Corporate Secretary, FutureFuel Corp., 8235 Forsyth Blvd., 4th Floor, Clayton, Missouri 63105.  A shareholder may also contact our board through the Investors Relations – Contact Us page of our internet site, http://ir.futurefuelcorporation.com/contactus.cfm.  A shareholder choosing to contact us through our website must complete his or her name, email address, the subject he or she wishes to address, and any comments he or she wishes to make.  In addition, the number seen at the bottom of the page must also be completed.  This number requirement prevents automated submissions.

Any proper communication received will be processed by our corporate secretary as agent for our board.  A copy of the communication will be promptly forwarded to each member of our board or, if appropriate, to the member(s) of our board named in the communication.  The original shareholder communication will be maintained on file in our corporate secretary’s office and made readily available to any director who should wish to review it.

Compensation of Directors and Executive Officers

General

Our board of directors has established a compensation committee (formerly known as the remuneration committee).  Our compensation committee currently consists of Donald C. Bedell, Richard L. Knowlton, and Edwin A. Levy.  Each of these individuals is an “independent director” under the rules of the New York Stock Exchange, a “Non-Employee Director” within the meaning of Section 16 of the Exchange Act, and an “outside director” within the meaning of §162(m) of the Internal Revenue Code of 1986, as amended.

The compensation committee’s responsibilities include, among other things, determining our policy on remuneration to our (that is, FutureFuel Corp.’s) officers and directors and the executive officers and directors of FutureFuel Chemical Company.  We paid each of our directors $25,000 for 2010.  We determined for 2010 not to pay salaries, bonuses, or other forms of cash compensation to any of our executive officers (in their capacities as such) (other than our chief operating officer Paul Lorenzini and certain executive officers of FutureFuel Chemical Company as described below).  The compensation committee also did not approve the awarding of stock options or stock awards to any of our directors and executive officers in 2010.  No compensation for our directors or executive officers (other than certain executive officers of FutureFuel Chemical Company) has been set at this time for the calendar year 2011.  Rather, our board believes it is more appropriate to set such compensation later in the year when 2011 results are capable of reasonable estimation.

In 2010, we paid salaries, bonuses, and other forms of compensation to our chief operating officer and to the officers of FutureFuel Chemical Company as described below.  For purposes of the following discussion of executive compensation, the term “executive officers” includes executive officers of both FutureFuel Corp. and FutureFuel Chemical Company.  Only Paul A. Novelly, Lee E. Mikles, Paul G. Lorenzini, and Douglas D. Hommert have been elected officers of FutureFuel Corp. by our board.

Compensation Discussion and Analysis

The elements of our compensation program include base salary, bonuses, and certain retirement, insurance, and other benefits generally available to all employees.  In addition, our board adopted an Omnibus Incentive Plan (the “Incentive Plan”) which was approved by our shareholders at our 2007 annual meeting on June 26, 2007.  The Incentive Plan provides equity-based compensation to our executive officers and our directors.

Cash Salaries and Bonuses

We determined not to pay cash salaries or bonuses to Messrs. Novelly, Mikles, or Hommert for 2010.  Our executive chairman, Mr. Novelly, receives compensation from our affiliate, St. Albans Global Management, Limited Partnership, LLLP.  Our chief executive officer, Mr. Mikles, receives compensation from existing business enterprises and investments, none of which are affiliated with us.  Our executive vice president, secretary, and treasurer, Mr. Hommert, receives compensation from our affiliate, Apex Oil Company, Inc.  None of Messrs. Novelly, Mikles, or Hommert received any increase in their salary, bonus, or other income to compensate them for their services to us.  We decided to pay a bonus of $100,000 to our chief operating officer, Paul Lorenzini, in December 2010, which we believe was fair compensation for the services rendered.  In addition, we reimbursed affiliates of Mr. Novelly and Mr. Mikles $100,000 each for expenses incurred by such affiliates in Mr. Novelly and Mr. Mikles performing services for us.  As to our other executive officers, we continued their base salaries paid for 2009 with a modest percentage increase for 2010, which approximated a cost-of-living increase.

For the year 2010, we established a bonus pool for the employees of our subsidiary, FutureFuel Chemical Company.  The total bonus target amount was determined at 10% of the estimated (as of the end of November 2010) after-tax earnings of FutureFuel Chemical Company for the year ended December 31, 2010, subject to certain adjustments.  We believe the 10% amount was reasonable and provides an incentive for such employees to continue implementing the business plan that we have installed at FutureFuel Chemical Company.  Eligible FutureFuel Chemical Company employees hired after January 1, 2010 received $250.  Eligible employees hired prior to January 1, 2010 received 100 hours of pay at their normal hourly rate.  Salaried employees of FutureFuel Chemical Company received an additional bonus amount ranging from $0 to $40,000, with the larger bonuses going to FutureFuel Chemical Company’s executive officers as determined by FutureFuel Chemical Company’s board of directors.  The bonuses were paid in cash on December 17, 2010.

We expect to establish an annual cash bonus program for fiscal years commencing after 2010 in an amount equal to 10% of after-tax earnings of FutureFuel Chemical Company, subject to certain adjustments, but solely on a discretionary basis.  In determining actual bonus payouts for such years, we expect that the compensation committee will consider performance against performance goals to be established by us, as well as individual performance goals.  We expect that this annual cash bonus program will apply to certain key employees of FutureFuel Chemical Company in addition to the executives whose compensation is described herein.  The actual amount of bonuses, if any, will be determined near the end of our fiscal year.

Omnibus Incentive Plan

Our board of directors adopted the Incentive Plan, which was approved by our shareholders at our 2007 annual shareholder meeting on June 26, 2007.  The purpose of the Incentive Plan is to:

•
encourage ownership in us by key personnel whose long-term employment with or engagement by us or our subsidiaries (including FutureFuel Chemical Company) is considered essential to our continued progress and, thereby, encourage recipients to act in our shareholders’ interests and share in our success;

•	encourage such persons to remain in our employ or in the employ of our subsidiaries; and

•	provide incentives to persons who are not our employees to promote our success.

The Incentive Plan authorizes us to issue stock options (including incentive stock options and nonqualified stock options), stock awards, and stock appreciation rights.  To date, options for 690,500 shares of stock and awards of 39,800 shares of stock have been made.  We did not issue any stock options, stock awards, or stock appreciation rights in 2010.  We will consider issuing additional stock options, stock awards, and/or stock appreciation rights pursuant to the criteria set forth below.  However, no determinations have been made for 2011.

Eligible participants in the Incentive Plan include: (i) members of our board of directors and our executive officers; (ii) regular, active employees of us or of any of our subsidiaries; and (iii) persons engaged by us or by any of our subsidiaries to render services to us or our subsidiaries as an advisor or consultant.

Awards under the Incentive Plan are limited to shares of our common stock, which may be shares reacquired by us, including shares purchased in the open market, or authorized but un-issued shares.  Awards will be limited to 10% of the issued and outstanding shares of our common stock in the aggregate, or 2,670,000 shares as of the date of adoption of the Incentive Plan.  Taking into account the prior grants of stock options and stock awards, there are 1,939,700 shares remaining to be issued under the Incentive Plan.

The Incentive Plan is administered by our board’s compensation committee (the “Administrator”).  The Administrator may appoint agents to assist it in administering the Incentive Plan.  The Administrator may delegate to one or more individuals the day-to-day administration of the Incentive Plan and any of the functions assigned to the Administrator in the Incentive Plan.  Such delegation may be revoked at any time.  All decisions, determinations, and interpretations by the Administrator regarding the Incentive Plan and the terms and conditions of any award granted thereunder will be final and binding on all participants.

The Administrator may grant a stock option or provide for the grant of a stock option either from time to time in the discretion of the Administrator or automatically upon the occurrence of events specified by the Administrator, including the achievement of performance goals or the satisfaction of an event or condition within the control of the participant or within the control of others.  Each option agreement must contain provisions regarding: (i) the number of shares of common stock that may be issued upon exercise of the option; (ii) the type of option; (iii) the exercise price of the shares and the means of payment for the shares; (iv) the term of the option; (v) such terms and conditions on the vesting or exercisability of the option as may be determined from time to time by the Administrator; (vi) restrictions on the transfer of the option and forfeiture provisions; and (vii) such further terms and conditions not inconsistent with the plan as may be determined from time to time by the Administrator.  Unless otherwise specifically determined by the Administrator or otherwise set forth in the Incentive Plan, the vesting of an option will occur only while the participant is employed or rendering services to us or one of our subsidiaries, and all vesting will cease upon a participant’s termination of employment for any reason.

The Administrator may grant annual performance vested options.  Performance will be tied to annual cash flow targets (our consolidated income plus depreciation plus amortization) in amounts to be determined.  Annual performance vested options will vest 25% for each year that the annual cash flow target is achieved (with provisions for subsequent year catch-ups).

The Administrator may grant cumulative performance vested options.  Performance will be tied to cumulative cash flow in amounts to be determined for periods to be determined.

The Administrator may issue other options based upon the following performance criteria either individually, alternatively, or in any combination, applied to either us as a whole or to a business unit, subsidiary, or business segment, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders’ equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) overhead or other expense reduction; (xix) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xx) strategic plan development and implementation; and (xxi) any other similar criteria.

Such options will vest and expire (including on a pro rata basis) on such terms as may be determined by the Administrator from time to time consistent with the terms of the Incentive Plan.

The Administrator may award our common stock to participants.  The grant, issuance, retention, or vesting of each stock award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator determines, which criteria may be based on financial performance, personal performance evaluations, or completion of service by the participant.  Unless otherwise provided for by the Administrator, upon the participant’s termination of employment other than due to death or retirement, the unvested portions of the stock award and the shares of our common stock subject thereto will generally be forfeited.  Unless otherwise provided for by the Administrator, if a participant’s termination of employment is due to death or retirement, all outstanding stock awards will continue to vest provided certain conditions to be determined are met.  Unless otherwise provided for by the Administrator, if a participant’s termination of employment is due to his death, a portion of each outstanding stock award granted to such participant will immediately vest and all forfeiture provisions and repurchase rights will lapse as to a prorated number of shares of common stock determined by dividing the number of whole months since the grant date by the number of whole months between the grant date and the date that the stock award would have fully vested.

The Administrator may grant stock appreciation rights either alone or in conjunction with other awards.  The Administrator will determine the number of shares of common stock to be subject to each award of stock appreciation rights.  The award of stock appreciation rights will not be exercisable for at least six months after the date of grant except as the Administrator may otherwise determine in the event of death, disability, retirement, or voluntary termination of employment of the participant.  Except as otherwise provided by the Administrator, the award of stock appreciation rights will not be exercisable unless the person exercising the award of stock appreciation rights has been at all times during the period beginning with the date of the grant thereof and ending on the date of such exercise, employed by or otherwise performing services for us or one of our subsidiaries.

In the event there is a change in control of the Company, as determined by our board, our board may, in its discretion: (i) provide for the assumption or substitution of, or adjustment to, each outstanding award; (ii) accelerate the vesting of awards and terminate any restrictions on cash awards or stock awards; and (iii) provide for the cancellation of awards for a cash payment to the participant.

Retirement Benefits

We adopted a 401(k) plan for FutureFuel Chemical Company which is generally available to all of its employees.

Life Insurance and Other Employee Benefits

Our executive officers who are not officers of FutureFuel Corp. participate in employee welfare plans (life insurance, medical insurance, disability insurance, vacation pay, and the like) maintained by FutureFuel Chemical Company for all of its employees.  We do not provide life insurance or other employee benefits for our executive officers who have been elected to officer positions with both FutureFuel Corp. and FutureFuel Chemical Company.

Recommendations from Management

Our chairman and chief executive officer make recommendations to the compensation committee as to salaries and bonuses for executive officers, as well as awards under the Incentive Plan.  The compensation committee takes these recommendations into consideration in approving all such salaries, bonuses, and awards.

Summary Compensation Table

Our executive officers were paid the following compensation for the three-year period ended December 31, 2010.

Summary Compensation Table

Person	Year	Salary	Bonus	Stock Awards(d)	Option Awards(e)	All Other Compensation(b)	Total
Paul A. Novelly(c) Executive chairman FutureFuel Corp.	2010 2009 2008	$ 0 $ 0 $ 0	$ 0 $ 0 $ 0	$ 0 $ 0 $ 0	$ 0 $ 171,050 $ 341,450	$ 25,000 $ 25,000 $ 25,000	$ 25,000 $ 196,050 $ 366,450
Lee E. Mikles(c) Chief executive officer FutureFuel Corp.	2010 2009 2008	$ 0 $ 0 $ 0	$ 0 $ 0 $ 0	$ 0 $ 0 $ 0	$ 0 $ 171,050 $ 12,797	$ 25,000 $ 25,000 $ 25,000	$ 25,000 $ 196,050 $ 37,797
Paul G. Lorenzini(c) Chief operating officer FutureFuel Corp.	2010 2009 2008	$ 0 $ 0 $ 0	$ 100,000 $ 0 $ 100,000	$ 0 $ 0 $ 0	$ 0 $ 171,050 $ 127,967	$ 25,000 $ 25,000 $ 25,000	$ 125,000 $ 196,050 $ 152,967
Douglas D. Hommert(c) Executive vice president, secretary and treasurer, FutureFuel Corp.	2010 2009 2008	$ 0 $ 0 $ 0	$ 0 $ 0 $ 0	$ 0 $ 0 $ 0	$ 0 $ 0 $ 0	$ 0 $ 0 $ 0	$ 0 $ 0 $ 0
Samuel Dortch(a) Executive vice president and general manager, FutureFuel Chemical Company	2010 2009 2008	$ 178,593 $ 169,998 $ 176,298	$ 48,995 $ 46,865 $ 74,692	$ 0 $ 0 $ 0	$ 0 $ 33,000 $ 14,584	$ 15,882 $ 14,955 $ 20,381	$ 243,470 $ 264,818 $ 286,480
David Baker(a) Senior vice president - operations support, FutureFuel Chemical Company	2010 2009 2008	$ 174,902 $ 169,998 $ 170,957	$ 48,418 $ 46,865 $ 75,173	$ 0 $ 0 $ 525	$ 0 $ 33,000 $ 14,584	$ 15,590 $ 14,045 $ 14,266	$ 238,910 $ 263,908 $ 275,505
Gary Hess(a) Senior vice president - commercial operations, FutureFuel Chemical Company	2010 2009 2008	$ 174,902 $ 169,999 $ 170,623	$ 48,418 $ 46,865 $ 75,173	$ 0 $ 0 $ 525	$ 0 $ 33,000 $ 14,584	$ 15,245 $ 15,443 $ 14,633	$ 238,566 $ 265,307 $ 275,538
Benjamin Ladd(a)(f) Former chief financial officer and treasurer, FutureFuel Chemical Company	2010 2009 2008	$ 174,902 $ 169,999 $ 163,943	$ 0 $ 46,865 $ 74,788	$ 0 $ 0 $ 525	$ 0 $ 33,003 $ 14,584	$ 27,592 $ 10,719 $ 11,586	$ 202,495 $ 260,586 $ 265,426

(a)	Executive officers of FutureFuel Chemical Company for the years indicated.

(b)
For Messrs. Novelly, Mikles, and Lorenzini, includes $25,000 in directors fees for 2010, 2009, and 2008 as described below.  For executive officers of FutureFuel Chemical Company, includes our contributions (including accrued contributions) to vested and unvested defined contribution plans, and the dollar value of any insurance premiums paid by, or on behalf of, us during or for the covered fiscal year with respect to life and disability insurance for the benefit of the named person.  2008 includes $6,003 of moving expenses for Mr. Dortch, exclusive of $14,686 in deductible moving expenses paid directly to movers.  2010 includes $17,824.88 paid to Mr. Ladd to reimburse him for lost vesting in his 401(k) plan account.  The above amounts do not include travel expenses reimbursed pursuant to Company policy.

(c)
Our executive officers for the years indicated.  We reimbursed an affiliate of Mr. Mikles $100,000 in 2008 and 2010 for expenses incurred by such affiliate in 2008 and 2010 in connection with Mr. Mikles performing services for us and FutureFuel Chemical Company in 2008 and 2010.  We reimbursed an affiliate of Mr. Novelly $100,000 in 2008 and 2010 for expenses incurred by such affiliate in 2008 and 2010 in connection with Mr. Novelly performing services for us and FutureFuel Chemical Company in 2008 and 2010.

(d)	Calculated at the number of shares awarded multiplied by the average between the high and low trade prices of shares of our common stock on the OTCBB on the date of the award.

(e)
Represents the grant date valuation of the awards under FASB ASC Topic 718.  Assumptions used for determining the value of option awards reported here are set forth in Note 14 to our consolidated financial statements included elsewhere herein.

(f)
Mr. Ladd resigned as FutureFuel Chemical Company’s chief financial officer effective September 30, 2010.  Martin A. Rector was appointed the interim chief financial officer and was paid a bonus of $26,500 for the year 2010 by FutureFuel Chemical Company.

None of the above-named persons is a party to an employment agreement or employment arrangement with us or with FutureFuel Chemical Company.

Grants of Plan-Based Awards

We adopted the Incentive Plan but did not make any awards thereunder until 2008.  In April 2008, we granted a total of 55,000 stock options to selected members of our management.  An additional 5,000 management options were issued in September 2008.  The options awarded in April 2008 had an exercise price equal to the average of the bid and ask price of our common stock on the date of grant as established in private sales, which our board of directors determined to be the fair market value of such stock on that date.  The management options awarded in September 2008 had an exercise price equal to the closing price of our common stock on the date of grant as quoted on the OTC Bulletin Board.  Originally, one-third of the management options granted in April 2008 vested on each of the annual anniversary dates of the grant.  Our compensation committee determined that it was in our best interests if those options were to vest immediately.  Accordingly, those management options were amended in September 2008 to provide for immediate vesting.  The management options issued in September 2008 vested immediately upon grant.  The management options awarded in April 2008 expire on April 7, 2013.  The management options awarded in September 2008 expire on September 30, 2013.  On December 3, 2008, we awarded an aggregate of 39,800 shares of our common stock to employees of FutureFuel Chemical Company.  These shares vested upon grant.

In 2009, we awarded 280,500 stock options to our directors, executive officers, and certain other members of our management.  These options vested upon grant, had an exercise price equal to the closing price of our common stock on the date of grant as quoted on the OTC Bulletin Board, and expire on December 21, 2014 if not exercised by that date.

The following tables set forth certain information regarding the awards to our executive officers and certain officers of FutureFuel Chemical Company of options and shares of our common stock under the Incentive Plan.

Grants of Plan-Based Awards

		Estimated Future Payout Under Equity Incentive Plan Awards
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	All Other Option Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Paul A. Novelly Executive chairman FutureFuel Corp.	04/07/08 12/10/08 12/21/09	100,000 100,000 55,000	100,000 100,000 55,000	100,000 100,000 55,000	0	0	$4.00 $5.65 $7.00	$4.00 $5.65 $7.00
Lee E. Mikles Chief executive officer FutureFuel Corp.	04/07/08 12/21/09	10,000 55,000	10,000 55,000	10,000 55,000	0	0	$4.00 $7.00	$4.00 $7.00
Paul G. Lorenzini Chief operating officer FutureFuel Corp.	04/07/08 12/21/09	100,000 55,000	100,000 55,000	100,000 55,000	0	0	$4.00 $7.00	$4.00 $7.00
Douglas D. Hommert Executive vice president, secretary and treasurer, and principal financial officer, FutureFuel Corp.	n/a	n/a	n/a	n/a	0	0	n/a	n/a
Benjamin Ladd(a) Former chief financial officer and treasurer, FutureFuel Chemical Company	04/07/08 12/03/08 12/21/09	10,000 100 10,612	10,000 100 10,612	10,000 100 10,612	0	0	$4.00 n/a $7.00	$4.00 $5.65 $7.00
David Baker Senior vice president - operations support, FutureFuel Chemical Company	04/0708 12/03/08 12/21/09	10,000 100 10,611	10,000 100 10,611	10,000 100 10,611	0	0	$4.00 n/a $7.00	$4.00 $5.65 $7.00
Gary Hess Senior vice president - sales and marketing, FutureFuel Chemical Company	04/07/08 12/03/08 12/21/09	10,000 100 10,611	10,000 100 10,611	10,000 100 10,611	0	0	$4.00 n/a $7.00	$4.00 $5.65 $7.00
Samuel Dortch Executive vice president and general manager, FutureFuel Chemical Company	04/07/08 12/03/08 12/21/09	10,000 100 10,611	10,000 100 10,611	10,000 100 10,611	0	0	$4.00 n/a $7.00	$4.00 $5.65 $7.00
__________

(a)
Effective September 30, 2010, Mr. Ladd resigned as the chief financial officer of FutureFuel Chemical.  As of that date, 10,612 options had been issued to him but were unexercised.  We agreed that Mr. Ladd had until December 31, 2011 in which to exercise those unexercised options.  If not exercised by that date, those options will lapse.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexecuted options, stock that has not vested, and equity incentive plan awards as of December 31, 2010 with respect to our executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (3) Unexercisable	Equity Incentive Plan Awards: Number of Securities Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul A. Novelly	55,000	0	0	$7.00	12/21/14	n/a	n/a	n/a	n/a
Lee E. Mikles	55,000	0	0	$7.00	12/21/14	n/a	n/a	n/a	n/a
Paul G. Lorenzini	55,000	0	0	$7.00	12/21/14	n/a	n/a	n/a	n/a
Douglas D. Hommert	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Benjamin Ladd(a)	10,612	0	0	$7.00	12/31/11	0	0	0	0
David Baker	10,000 10,611	0	0	$4.00 $7.00	04/07/13 12/21/14	0	0	0	0
Gary Hess	10,611	0	0	$7.00	12/21/14	0	0	0	0
Sam Dortch	10,000 10,611	0	0	$4.00 $7.00	04/07/13 12/21/14	0	0	0	0
__________

(a)
Effective September 30, 2010, Mr. Ladd resigned as the chief financial officer of FutureFuel Chemical.  As of that date, 10,612 options had been issued to him but were unexercised.  We agreed that Mr. Ladd had until December 31, 2011 in which to exercise those unexercised options.  If not exercised by that date, those options will lapse.

Option Exercises and Stock Vested

None of our executive officers exercised options in 2010 or were the recipient of stock awards which vested in 2010.

Compensation of Directors

Consistent with prior years, we paid each of our directors $25,000 for the year 2010 as we believed this was fair for services provided.  However, we did not grant to any of our directors stock options or stock awards.

The following is the compensation our directors earned for 2010.

Director(c)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensa-tion	Change in Pension Value and Non-Qualified Deferred Compensa-tion Earnings	All Other Compensa-tion	Total
Paul A. Novelly(b)	$25,000	$0	$0	$0	$0	$0	$25,000
Lee E. Mikles(b)	$25,000	$0	$0	$0	$0	$0	$25,000
Edwin A. Levy	$25,000	$0	$0	$0	$0	$0	$25,000
Thomas R. Evans	$25,000	$0	$0	$0	$0	$0	$25,000
Richard L. Knowlton	$25,000	$0	$0	$0	$0	$0	$25,000
Paul G. Lorenzini(a)	$25,000	$0	$0	$0	$0	$0	$25,000
Donald C. Bedell	$25,000	$0	$0	$0	$0	$0	$25,000
__________

(a)	Mr. Lorenzini also received compensation as an executive officer, which compensation is included in the discussion above regarding our executive officers.

(b)	Affiliates of Messrs. Novelly and Mikles were reimbursed $100,000 each for expenses incurred by them in Messrs. Novelly and Mikles providing services to us. See the discussion above.

(c)	Mr. Manheim was not a director in 2010 and did not receive any compensation from us in 2010.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee during 2010 were Donald C. Bedell, Richard L. Knowlton, and Edwin A. Levy and the committee was chaired by Mr. Bedell.  None of such individuals are or have been an officer or employee of the Company.

Mr. Novelly, our executive chairman of the board, and Mr. Mikles, our chief executive officer and one of our directors, are both directors of Boss Holdings, Inc.  Mr. Novelly is a member of Boss Holdings, Inc.’s compensation committee and Mr. Mikles is a member of its audit committee.  Mr. Novelly, Mr. Levy (one of our directors and a member of our compensation committee), Mr. Bedell (one of our directors and a member of our compensation committee), and Mr. Manheim (one of our directors) are directors of World Point Holdings Inc., a successor to World Point Terminals Inc.; neither World Point Holdings Inc. nor World Point Terminals Inc. has a separate compensation committee.

Compensation Committee Report

The compensation committee of our board has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management.  Based on this review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Donald C. Bedell, Richard L. Knowlton, and Edwin A. Levy

Independent Public Accountants

The following table shows the aggregate fees billed to us by RubinBrown LLP for professional services attributable to 2010 and 2009.

	2010	2009
Audit Fees	$288,000	$292,000
Audit-Related Fees	14,150	13,130
Tax Fees	19,500	15,500
All Other Fees	-	-
Total	$321,650	$320,630

Audit fees include professional services rendered by RubinBrown LLP to us for the audit of our annual financial statements and review of financial statements included in our Form 10-Q and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for 2009 and 2010.  Audit related fees include assurance and related services provided by RubinBrown LLP to us that are reasonably related to the performance of the audit or review of our financial statements and are not included in audit fees.  Tax fees include professional services rendered by RubinBrown LLP for tax compliance, tax advice, and tax planning.  These services include a review and preparation of our federal income tax return and several state income tax returns.  All other fees include any services provided by RubinBrown LLP to us that are not otherwise included in the other three categories.  RubinBrown LLP did not provide any other services to us in 2009 or 2010.

Our audit committee’s charter provides for approval of audit and audit-related services.  The audit committee of our board engages the independent public accountants and defines the scope of their services on an annual basis.  Any proposed changes to the services established by the audit committee through the engagement process is reviewed with the audit committee in advance of the services being rendered to ensure that the accounting firm’s independence is maintained.  All audit related services and other services for 2010 and 2009 were approved by our audit committee through the engagement process.

Our audit committee is also required to consider the independence of RubinBrown LLP when engaging the firm to perform audit-related and other services.  It was determined by our audit committee that audit-related and other services provided and the fees paid for those services for 2010 and 2009 were compatible with maintaining the independence of RubinBrown LLP.

Financial Information - Annual Report

Our Annual Report for the year ended December 31, 2010 is included herewith.  We will provide without charge additional copies of our Annual Report upon written request.  Requests and related inquiries should be directed to Corporate Secretary, FutureFuel Corp., 8235 Forsyth Blvd., 4th Floor, Clayton, Missouri 63105.

Other Proposed Actions

Our board knows of no other matter to come before the 2011 annual meeting of our shareholders.  However, if any other matter requiring a vote of the shareholders arises, it is the intention of the persons named in the accompanying shareholder proxy to vote such proxy in accordance with their best judgment.

Voting Procedures

Required Vote

In accordance with Delaware law and our bylaws, our directors will be elected at the 2011 annual meeting of our shareholders by a plurality of the votes cast by shareholders.  “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the meeting.  Any other matter on which shareholders vote at the 2011 annual meeting will be determined by the affirmative vote of a majority of the votes cast.

Quorum

The presence, in person or by proxy, of shareholders owning shares of our common stock representing a majority of the votes entitled to be cast by shareholders at the 2011 annual meeting will constitute a quorum for the transaction of business at the annual meeting for which shareholders have the right to vote.  Shareholders who deliver valid proxies or vote in person at the annual meeting will be considered part of the respective quorums.  Once a share is represented for any purpose at the annual meeting, it is deemed present for quorum purposes for the remainder of the annual meeting and for any adjourned meeting.  We will count abstentions as present and entitled to vote for purposes of determining the applicable quorum.

Proxies and Voting

Shares of our common stock represented by properly executed proxies will, unless the proxies have been properly revoked, be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, will be voted FOR the: (i) election of Lee E. Mikles, Thomas R. Evans, and Paul Manheim as Class B directors of the Company; (ii) approval of the appointment of RubinBrown LLP as our independent auditor for 2011; (iii) approval of the compensation of the Company’s named executive officers; and (iv) approval of conducting an advisory vote on the compensation of the Company’s named executive officers every three years.  You can vote for approval of a particular proposal by marking the shareholder proxy card enclosed herewith with an “X” in the box under “FOR” for such proposal.  If you do not wish to vote “FOR” the election of Lee E. Mikles and/or Thomas R. Evans and/or Paul M. Manheim, you can mark the shareholder proxy card with an “X” in the box under “WITHHOLD” for Item 1 on the card next to their respective names, and you can vote against approval of any of the other proposals by marking the shareholder proxy card with an “X” in the box under “AGAINST” for such proposal.  Abstentions (other than with respect to the election of directors) may be specified with respect to any of the resolutions by properly marking with an “X” in the box under “ABSTAIN” on the shareholder proxy card, and will be counted as present for the purpose of determining the existence of a shareholder quorum.

If you own shares in “street name” in an account at a bank or brokerage firm, we generally cannot mail our proxy materials directly to you.  You may instead receive a voting instruction form with this Proxy Statement that you should use to instruct how your shares are to be voted, and you should also vote your shares by completing, signing, and returning the voting instruction form in the envelope provided.  Many brokerage firms have arranged for internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form.  If your shares are held by a brokerage firm, the brokerage firm may under certain circumstances vote your shares.  Such entities may have authority to vote their customers’ shares on certain routine matters, including the ratification of auditors.  When a firm votes its customers’ shares on routine matters, those shares are also counted for the purpose of establishing a quorum to conduct business at the meeting.  A brokerage firm cannot vote its customers’ shares on non-routine matters without instructions from the customers.  Accordingly, those shares are not counted as votes against a non-routine matter, but rather are not counted at all for such a matter.  Proposal 1 (election of directors), Proposal 3 (advisory vote on the compensation of the named executive officers), and Proposal 4 (advisory vote on the frequency of an advisory vote on the compensation of executive officers) are not considered routine matters under the NASDAQ Stock Market and New York Stock Exchange rules, so brokers do not have discretionary authority to vote shares held in street name on those items.  If you hold your shares in street name and wish for your shares to be voted on these matters, you must provide your broker with voting instructions.

You may also attend the 2011 annual meeting of our shareholders and vote your shares.  We encourage you to vote your shares by proxy even if you plan to attend the annual meeting.  If you do attend the annual meeting, you will be asked to present valid photo identification, such as a driver’s license or passport.  If you hold your stock in an account at a brokerage firm or bank (in nominee name), you will need to bring a copy of an account statement reflecting such ownership on or after the June 1, 2011 record date for the meeting.

Delivery of Documents to Security Holders Sharing an Address

Our Annual Report, Proxy Statement, and Notice of Internet Availability of Proxy Materials is being delivered to each shareholder of record, even if two or more shareholders of record share an address.  Shareholders sharing an address can request delivery of a single copy of our Annual Reports, Proxy Statements, and Notices of Internet Availability of Proxy Materials by requesting the same to our corporate secretary at 8235 Forsyth Blvd., 4th Floor, Clayton, Missouri 63105.

By Order of the Board of Directors
Secretary

June 8, 2011

Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2, 3 and 5 and every 3 YRS for Proposal 4.

1. Election of Directors:

	For	Withhold
01 - Lee E. Mikles	☐	☐
02 - Thomas R. Evans	☐	☐
03 - Paul M. Manheim	☐	☐

	3 Yrs	2 Yrs	1 Yr	Abstain
4. To make an advisory vote on the frequency of an advisory vote on the compensation of our named executive officers.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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FUTUREFUEL CORP.

Proxy — FUTUREFUEL CORP.

Notice of 2011 Annual Meeting of Shareholders

8235 Forsyth Blvd., 4th Floor
Clayton, Missouri 63105

Proxy Solicited by Board of Directors for Annual Meeting — July 15, 2011

Each of Paul A. Novelly and Douglas Hommert is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of FutureFuel Corp. to be held on July 15, 2011 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2, 3 and 5 and every 3 YRS for Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)